Exhibit 3

Names and Addresses of the Underwriters

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018